EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 333-177912, 333-176772, 333-176292 and 333-175478) and on Form S-8 (File Nos. 333-182013, 333-152125, 333-137258, 333-126415, 333-118705, 333-106975 and 333-96923) of Quantum Fuel Systems Technologies Worldwide, Inc. (the “Company”) of our report dated April 1, 2013, relating to our audit of the Company’s consolidated financial statements as of December 31, 2012 and 2011, and for the year ended December 31, 2012, and the eight-month period ended December 31, 2011, and the related financial statement schedule for the year ended December 31, 2012, and the eight-month period ended December 31, 2011, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

Our report dated April 1, 2013 contains an explanatory paragraph that states the Company does not have sufficient existing sources of liquidity to operate its business and service its debt obligations for a period of at least twelve months. These conditions, along with the Company’s working capital deficit and recurring operating losses, raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ HASKELL & WHITE LLP

Irvine, California
April 1, 2013